Exhibit 99.2

CHARLES RIVER ASSOCIATES (CRA)

FOURTH QUARTER FISCAL YEAR 2010

EARNINGS ANNOUNCEMENT

PREPARED CFO REMARKS

JANUARY 13, 2011

CRA is providing a copy of prepared remarks by CFO Wayne Mackie in combination with its fourth-quarter fiscal 2010 earnings press release. These remarks are offered to provide the investment community with additional information on CRA’s financial results prior to the start of the conference call. As previously announced, the conference call will begin today, January 13, 2011 at 9:00 am ET.  These prepared remarks will not be read on the call.

Revenue

In today’s press release, we reported Q4 of fiscal 2010 GAAP revenue of $75.9 million compared with $74.6 million for Q4 of fiscal 2009.  Our GAAP revenue in Q4 of fiscal 2010 included $1.3 million from NeuCo compared with $1.8 million in Q4 last year.  Excluding this revenue from both periods, non-GAAP revenue increased 2.4% to $74.5 million during the fourth quarter of fiscal 2010, from $72.8 million in Q4 of fiscal 2009.

With the third quarter being a 16-week period, in order to look at our business on a comparable sequential basis with Q4, we normalized Q3 to do a 12-week comparison.  That table is included at the back of the financials in today’s news release.  Non-GAAP revenue for Q4 of fiscal 2010 increased 21% compared with $61.8 million in Q3 on a normalized basis.  This sequential growth reflects the broad-based improvement we experienced across the majority of our practices.

As a result of the increase in activity this quarter, we generated utilization of 73% - our highest level in more than two years. This compares with 68% in Q3, 65% in Q2, and 60% in Q1.  We achieved our goal of delivering utilization higher than 70% in the fourth quarter.

Revenue for fiscal 2010, the fifty-two weeks ended November 27, 2010, was $287.4 million, compared with $301.6 million for the fifty-two weeks ended November 28, 2009.  After adjusting for NeuCo’s impact, non-GAAP revenue for fiscal 2010 was $281.0 million compared with $292.8 million for fiscal 2009.

Gross Margin

Our gross margin percentage during Q4 of fiscal 2010 on a GAAP basis was 31.8%, compared with 33.0% for Q4 of fiscal 2009. Non-GAAP gross margin percentage, which excludes NeuCo and restructuring charges, for Q4 of fiscal 2010 was 33.4%, compared with 32.1% in Q4 of last year and 34.1% in Q3 of fiscal 2010.  The 1.3 percentage point improvement in the Q4 of fiscal 2010 non-GAAP gross margin compared to Q4 of fiscal 2009 resulted principally from increased revenue as our non-GAAP cost of services was nearly the same. Although cost of services was nearly the same in Q4 2010 compared to the same quarter a year ago, reimbursed expenses were lower by approximately $2.2 million offset by approximately $2.4 million of increased consultant compensation costs, most of which was incentive compensation.

For the full year fiscal 2010, our gross margin was 31.4% (GAAP) and 32.4% (non-GAAP).  This compares with fiscal 2009 when our GAAP and non-GAAP gross margin was about 33.7%.  The 1.4 percentage point decline in non-GAAP gross margin between years was driven by lower reimbursed expenses in fiscal 2010 (approximately 1.7 percentage points) offset by an increase in consultant compensation of approximately 3.1 percentage points.

SG&A Expenses

Fourth-quarter fiscal 2010 SG&A expenses on a GAAP basis were $17.7 million, or 23.4% of revenue compared with $18.6 million, or 25.0% of revenue a year ago.  On a non-GAAP basis, SG&A expenses for the fourth quarter were $16.6 million, or 22.3% of revenue, compared with $15.3 million, or 21.1% of revenue a year ago. The increase in SG&A expenses in Q4 2010 compared to Q4 2009 is due to an increase in performance payments to outside consultants of approximately $950,000 and an increase in compensation expense of $900,000 offset by a reduction in occupancy expense of approximately $1.0 million.  Our SG&A in Q3 of this year on a non-GAAP normalized basis was $14.8 million or 24.0%. In Q4, we achieved a 170 basis points improvement on a sequential basis due to higher revenue and ongoing initiatives to reduce our office leasing costs.  Overall, SG&A costs were higher sequentially by $1.8 million partly driven by investments in marketing and business development, and client-facing activities which were focused on long-term growth.

Looking at our SG&A for the full year, on a non-GAAP basis, it was 23.4% compared to 23.1% for fiscal 2009.  On an absolute dollar basis, we lowered our full-year SG&A costs by $2.0 million in fiscal 2010.  There were a number of items comprising the net reduction, however, our full year non-GAAP occupancy costs were approximately $2.3 million lower in fiscal 2010 compared with fiscal 2009.

Depreciation and Amortization

Depreciation and amortization expense declined to $1.3 million in Q4 2010 from $2.4 million in Q4 2009.  On a non-GAAP basis, depreciation and amortization was $1.2 million in Q4 2010 compared with $1.5 million in Q4 2009.  Most of this decline related to a decrease in leasehold improvements and computer equipment related to office closures and reduced headcount.

Share-Based Compensation Expense

Share-based compensation expense was approximately $1.6 million for the fourth quarter of fiscal 2010, compared with $2.0 million for Q4 of fiscal 2009 and $1.8 million for Q3 of fiscal 2010.

Operating Income

On a GAAP basis, operating income for the fourth quarter of fiscal 2010 was $5.1 million, or 6.7% of revenue, compared with operating income of $3.6 million, or 4.8% of revenue, in Q4 of last year.  The GAAP operating income for Q4 of fiscal 2010 includes $1.8 million in restructuring expenses and a $0.2 million operating loss related to NeuCo.  GAAP operating income for Q4 of fiscal 2009 included $2.6 million in restructuring expenses and a $0.3 million operating loss related to NeuCo.

On a non-GAAP basis, operating income for Q4 of fiscal 2010 was $7.1 million, or 9.5% of revenue, compared with $6.5 million, or 8.9% of revenue in the fourth quarter of fiscal 2009.  Our non-GAAP operating income percentage in Q3 of fiscal 2010 was 8.0%.

On a non-GAAP basis, the sequential and year-over-year increases in operating margin are due to an increase in revenue supported by our comprehensive expense control initiatives.  The operating margin improvement reflects the progress we have made in tightening our cost structure and the leverage inherent in our business.

New Accounting Standard for Convertible Bonds

In Q1 of fiscal 2010, we adopted FASB Accounting Standards Codification Topic 470-20, which was formerly referred to as FASB Staff Position APB 14-1. This new accounting standard applies to the convertible bonds that we issued several years ago.  It is having the net effect of increasing our non-cash interest expense. For fiscal 2010, the total incremental non-cash interest expense was approximately $1.2 million, which is what we had anticipated. The incremental non-cash interest expense for Q4 was $236,000, compared with $691,000 a year ago and $332,000 last quarter.

Interest and Other Income (Expense), net

In Q4 of fiscal 2010, interest and other expense was $1.0 million on a GAAP basis and $0.7 million on a non-GAAP basis. This compares with $0.7 million (GAAP) and $0.5 million (non-GAAP) a year ago.  On a normalized non-GAAP basis, Q3 of fiscal 2010 was $0.8 million.  The year-over-year increase in non-GAAP interest and other expense reflects an adverse foreign exchange impact, partially offset by lower interest expense due to the repurchase of convertible bonds.

Income Taxes

The following tables outline our income tax provision recorded in Q4 and the full-year fiscal 2010 and fiscal 2009, and the resulting effective tax rates (in $000):

	GAAP		NON-GAAP
	Q4		Q4
	2010	2009	2010	2009
Provision	$2,668	$942	$2,669	$2,475
Effective Tax Rate	65.4%	32.3%	41.7%	41.6%

	GAAP		NON-GAAP
	Full-year results		Full-year results
	2010	2009	2010	2009
Provision	$4,273	$7,422	$7,105	$9,201
Effective Tax Rate	68.6%	56.6%	43.0%	44.5%

In Q4 of fiscal 2010, our effective tax rate on a GAAP basis was 65.4% compared with 32.3% for the same quarter of last year. Our fourth quarter effective tax rate on a non-GAAP basis was consistent at 41.7% compared to 42.0% for the third quarter of fiscal 2010 and 41.6% for Q4 of fiscal 2009.  The GAAP tax rates for fiscal 2010, fiscal 2009, and Q4 2010 were higher than the non-GAAP rates for the comparable periods due to our inability to record tax benefits in certain foreign jurisdictions where operating losses were incurred. In addition, the Q4 2010 GAAP tax rate was higher due to NeuCo’s weaker operating performance and a book to tax-return true-up.  International revenues accounted for approximately one quarter of our total revenue in Q4.

Net Income

Q4 2010 GAAP net income increased to $1.8 million, or $0.17 per diluted share, compared with net income of $2.0 million, or $0.18 per diluted share a year ago.  GAAP net income in Q4 this year included an after-tax expense of $1.5 million associated with restructuring, a $142,000 loss related to bond repurchases and a $346,000 net loss associated with NeuCo.  GAAP net income for Q4 of fiscal 2009 included an after-tax expense of $1.4 million associated with restructuring, a $62,000 loss related to bond repurchases and a $65,000 net loss associated with NeuCo.  Excluding these items from both periods, non-GAAP net income for Q4 of fiscal 2010 was $3.7 million, or $0.35 per diluted share, compared with $3.5 million, or $0.32 per diluted share, in Q4 of fiscal 2009. When normalizing our non-GAAP earnings for Q3 of fiscal 2010 for sequential comparison, we recorded net income of $2.4 million, or $0.22 per diluted share.

Fiscal Year Net Income

Looking at our bottom-line for the full year, GAAP net income was $2.6 million, or $0.24 per diluted share, compared with 2009 GAAP net income of $6.3 million, or $0.59 per diluted share.  Without going through all the individual items, on a non-GAAP basis, our net income in fiscal 2010 was $9.4 million, or $0.87 per diluted share, compared with 2009 non-GAAP net income of $11.5 million, or $1.07 per diluted share.

Key Balance Sheet Metrics
Turning to the balance sheet, billed and unbilled receivables at the end of Q4 of fiscal 2010 increased substantially to $94.2 million, compared with $79.1 million at the end of Q3 of fiscal 2010 and $88.2 million at the end of fiscal 2009.  The increase in billed and unbilled receivables from Q3 of fiscal 2010 was due to the normalized revenue increase in Q4 over the Q3 level.  Current liabilities at the end of Q4 of fiscal 2010 were $98.3 million, compared with $82.6 million at the end of fiscal 2009. The increase in current liabilities year-over-year reflects the Q3 reclassification of our convertible bond principal balance from long-term to short-term as we may be required to repurchase the remaining $21.9 million of bonds as early as June 2011. Conversely, during the course of fiscal 2010, our long-term liabilities dropped from $83.8 million to just $19.0 million at year-end.

As a result of our increase in receivables, our DSO performance in Q4 remained slightly higher than our goal.  DSOs were 101 days, consisting of 62 billed and 39 days of unbilled, which is slightly less than our Q3 DSOs of 102 days.  We are continuing to work with our consultants and finance team to bring this area more in line with our targets.  Our goal remains to maintain a DSO level below 100 days.

Cash and Cash Flow
Cash and equivalents and short-term investments stood at $80.5 million at the end of Q4 of fiscal 2010, compared with $86.6 million at the end of the third quarter and $106.5 million at the end of fiscal 2009.  We generated strong cash flow from operations in the quarter.  Net cash flow from operating activities in Q4 was $21.3 million that included the return of a $10.3 million deposit that had been placed in escrow in connection with a business acquisition we made in fiscal 2006. The decline in cash and equivalents since the end of Q3 primarily reflects the repurchase of $25.7 million of our convertible bonds.  During the quarter, we also repurchased 14,000 shares of our common stock.  Our capital expenditures totaled approximately $1.8 million for Q4 of fiscal 2010, compared with approximately $0.7 million a year ago and $1.2 million for Q3 of fiscal 2010.  The higher capital expenditures in the fourth quarter of 2010 reflected continued investment in a new financial system.

This concludes the prepared CFO remarks.

NON-GAAP FINANCIAL MEASURES

In addition to reporting its financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company has also provided non-GAAP financial information in these remarks. The Company believes the use of non-GAAP measures in addition to GAAP measures is an additional useful method of evaluating its results of operations.  The Company believes that presenting its financial results excluding restructuring costs, non-cash expenses related to the repurchase of its convertible bonds, and NeuCo’s results is important to investors and management because it is more indicative of its ongoing operating results and financial condition.  These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Specifically, for Q4 of fiscal 2010 and Q4 of fiscal 2009, the Company has excluded certain restructuring costs, expenses related to the repurchase of its convertible bonds and NeuCo’s results. For Q3 of fiscal 2010, the Company has excluded certain restructuring costs and NeuCo’s results.  In addition, the Company has provided normalized non-GAAP financial information for the third quarter of fiscal 2010 on a basis intended to convert the 16-week period to an “as if” 12-week period in order to provide an equivalent comparison to financial information for the 12-week fourth quarter of fiscal 2010.

SAFE HARBOR STATEMENT

Statements in these prepared CFO remarks concerning the future business, operating results, estimated cost savings, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, the Company’s restructuring costs and attributable annual cost savings, changes in the Company’s effective tax rate, share dilution from the Company’s convertible debt offering and stock-based compensation, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, factors related to its acquisitions, including integration of personnel, clients, offices, and unanticipated expenses and liabilities, the risk of impairment write downs to the Company’s intangible assets, including goodwill, if the Company’s enterprise value declines below certain levels, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect its practice areas, management of new offices, the potential loss of clients, the ability of customers to terminate the Company’s engagements on short notice, dependence on the growth of the Company’s business consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, general economic conditions, intense competition, risks inherent in litigation, and professional liability. Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission. The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of these remarks.